Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS SECOND QUARTER NET INCOME OF $24.9 MILLION
Results continue to reflect the Coronavirus Pandemic operating environment

Rockland, Massachusetts (July 23, 2020) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2020 second quarter net income of $24.9 million, or $0.76 per diluted share, compared to net income of $26.8 million, or $0.78 per diluted share, reported in the first quarter of 2020. Both quarters' results were negatively impacted by elevated provision for credit losses of $20.0 million and $25.0 million for the second and first quarters, respectively. Second quarter results also reflected a return to a higher, more normalized tax rate.

Assumptions regarding the impact of the Coronavirus ("COVID-19") pandemic continue to be the primary driver of the credit loss provision. Please refer to Appendix D for additional information regarding the Company's Current Expected Credit Losses assumptions and results.

Rockland Trust continues to monitor the COVID-19 pandemic impact on our colleagues, customers, and the communities we serve. The safety of our colleagues and customers continues to be of the utmost importance, while the Company simultaneously continues to serve customer needs. Please refer to Appendices E through G for information regarding loan exposures that potentially could be deemed as highly impacted, loan modifications processed and requested, and Paycheck Protection Program ("PPP") loan volume.

"We remain confident in the strength of our financial position as we continue to navigate through the current environment,”  said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Observing my colleagues over these past few months has once-again demonstrated to me what I already knew: the professionalism and dedication of my Rockland Trust colleagues is what truly sets Rockland Trust apart.  I am pleased we were able to help over 5,600 borrowers obtain Paycheck Protection Program (PPP) loans, with a total principal amount of approximately $800 million. In addition I was gratified to observe the investments we made in recent years to build out a sophisticated suite of digital and online capabilities enabled our customers to seamlessly access banking services when branch activity was reduced. I am extremely proud to be a part of Rockland Trust, the bank Where Each Relationship Matters.”

BALANCE SHEET

Total assets of $13.0 billion at June 30, 2020 increased by $1.0 billion, or 8.7%, from the prior quarter, and increased by $1.4 billion, or 12.2%, as compared to the year ago period. Total asset growth in the second quarter is primarily attributable to the Company's participation in the Paycheck Protection Program ("PPP"), as both higher cash and loan balances were generated from the funded PPP loans.

Interest-earning cash of $974.1 million as of June 30, 2020 reflects an increase of $628.4 million when compared to the prior quarter, as PPP loan fundings and other deposit growth fueled the significant increase.

Total loans rose by $443.2 million, or 5.0%, (20.0% annualized) when compared to the prior quarter, as PPP loan balances of $793.0 million at June 30, 2020 contributed significantly to the increase. When excluding PPP activity, loans declined by $349.8 million, or 3.92%, for the quarter. The majority of this decline occurred in the the commercial and industrial ("C&I") and residential portfolios, as C&I balances reflect significantly reduced line utilization across multiple products, while the residential decline continues to reflect the lower rate environment driving the majority of production to be sold into the secondary market.

Deposit balances of $10.7 billion at June 30, 2020 increased by $1.3 billion, or 13.8%, (55.6% annualized) from the prior quarter, as a combination of PPP loan fundings, government stimulus programs, and a customer focus on retaining liquidity have fueled significant growth during the quarter. As these PPP funds get utilized and immediate stimulus money is disbursed, some level of decline from this elevated deposit level is expected to occur. Regarding time deposits, maturities of brokered certificates of deposits led to a 14.0% decline in balances when compared to the prior quarter. Deposit rate reductions resulted in the total cost of deposits for the second quarter declining by 20 basis points to 0.28% as compared to the prior quarter.

The securities portfolio decreased by $61.9 million, or 5.0%, when compared to the prior quarter, reflecting $10.0 million of purchases offset by paydowns, called securities, and maturities.

Total borrowings decreased by $250.3 million, or 45.8%, compared to the prior quarter, as the aforementioned enhanced on-balance sheet liquidity position led to a $200.0 million prepayment on short-term borrowings held with the Federal Home Loan Bank ("FHLB"). The payoff resulted in a prepayment penalty of $389,000, which is included in other noninterest expense for the quarter. Additionally, during the quarter, $37.5 million of the parent company long-term line of credit was paid down.

Stockholders' equity at June 30, 2020 remained relatively consistent with March 31, 2020. During the second quarter, the Company repurchased the remaining 300,000 shares under its previously announced stock repurchase plan at an average price of $65.65. Despite the repurchase of 1.5 million shares that was executed over the first and second quarters of 2020, stockholders' equity increased by 2.2% when compared to the year ago period, reflecting strong earnings retention and an increase in accumulated other comprehensive income of $30.9 million, offsetting the $73.2 million impact of the stock repurchases. Book value per share increased by $0.25, or 0.5%, to $50.75 during the second quarter as compared to the linked quarter. The Company's ratio of common equity to assets of 12.84% decreased by 118 basis points from the prior quarter and decreased by 126 basis points from the same period a year ago. The Company's tangible book value per share at June 30, 2020 rose by $0.13, or 0.4%, from the prior quarter to $34.59, and is now 8.1% higher than the year ago period. The Company's ratio of tangible common equity to tangible assets of 9.12% at June 30, 2020 is 89 basis points below the prior quarter and 80 basis points below the year ago period, largely attributable to the increase in the Company's balance sheet and stock repurchase activity.

NET INTEREST INCOME

Net interest income for the second quarter decreased 3.4% to $91.1 million compared to $94.3 million in the prior quarter largely due to the negative impact of the lower interest rate environment along with the mix of interest earning assets. The 2020 second quarter net interest margin of 3.25% represents a reduction of 49 basis points from the prior quarter. The table below illustrates the factors that contributed to the decline in the net interest margin for the second quarter:

Net Interest margin as of March 31, 2020	3.74%
Decreased loan yields	(0.43)%
Excess liquidity (cash) levels	(0.19)%
PPP loan activity at 1% interest rate	(0.12)%
PPP loan fee amortization	0.08%
Loan purchase accounting	0.03%
Decreased cost of funds	0.16%
Other	(0.02)%
Net interest margin as of June 30, 2020	3.25%

Please refer to Appendix C for additional details regarding the net interest margin, including a three-quarter trend of an adjusted core margin.

NONINTEREST INCOME

Noninterest income of $28.2 million in the second quarter of 2020 was $1.8 million, or 6.6%, higher than the prior quarter. Significant changes in noninterest income in the second quarter compared to the prior quarter included the following:

•	Deposit account fees decreased by $2.1 million, or 43.1%, driven by significant reductions in overdraft fees as customers benefited from the government stimulus payments.

•	Interchange and ATM fees increased by $318,000, or 6.5%, reflecting general increases in consumer spending.

•
Investment management income increased by $467,000, or 6.8%, primarily due to an increase in market valuation, along with seasonal tax preparation fees during the second quarter. Assets under administration at June 30, 2020 increased 10.1% to $4.4 billion.

•	Mortgage banking income grew by $4.1 million, as the stabilization of the secondary market combined with strong demand led to the significant increase for the quarter.

•	Although remaining at an elevated level, loan level derivative income decreased by $733,000, or 20.4%, when compared to the strong first quarter results.

•
Other noninterest income decreased by $314,000, or 8.6%, attributable to decreases in small business equity funds income and reduced interest on cash collateral balances, offset by unrealized gains on equity securities of $1.4 million for the quarter.

NONINTEREST EXPENSE

Noninterest expense of $66.6 million in the second quarter of 2020 was consistent with the prior quarter. Significant changes in noninterest expense in the second quarter compared to the prior quarter included the following:

•	Salaries and employee benefits expense remained relatively consistent, with minor netting changes in various components.

•	Data processing and facilities management decreased by $199,000, or 12.0% due to timing of certain initiatives and system upgrades.

•
FDIC assessment increased by $503,000, reflecting a second quarter partial benefit associated with the final allocation of credits, whereas such credits resulted in no related expense in the first quarter.

•
Other noninterest expense decreased by $413,000, or 2.2%, largely due to decreases in unrealized loss on equity securities of $1.8 million, along with decreases in loss on sale of disposition of fixed assets and advertising expenses. These decreases were offset by increases in director expenses related to the equity compensation granted during the quarter, additional reserve for unfunded commitments, pre-payment fees on borrowings, retail branch traffic control and other miscellaneous expenses.

The tax rate for the quarter was 23.80% vs. the prior quarter of 7.4%, as the prior quarter benefited from a $4.7 million discrete tax benefit associated with net operating loss carryback provisions included in the federal Coronavirus Aid, Relief and Economic Security Act ("CARES Act").

The Company generated a return on average assets and a return on average common equity of 0.79% and 5.97%, respectively, in the second quarter of 2020, as compared to 0.94% and 6.22%, respectively, for the prior quarter.

ASSET QUALITY

The allowance for credit losses on loans was $112.2 million at June 30, 2020, or 1.20% of total loans, as compared to $92.4 million at March 31, 2020, or 1.04% of total loans. As previously noted, the Company recorded a $20.0 million provision for credit losses during the second quarter of 2020, reflecting assumptions over future losses that contemplate the impact of the COVID-19 pandemic on various industries and customer segments, related requests for loan deferral accommodations, and government stimulus programs.

The granting of loan deferrals has not resulted in increased asset quality risk metrics, as nonperforming and delinquency amounts do not reflect loans that have been modified as a result of the COVID-19 pandemic. During the second quarter of 2020, the Company recorded total net charge-offs of $200,000, or 0.01% of average loans on an annualized basis. Nonperforming loans of $48.8 million at June 30, 2020 were a slight increase over the prior quarter level of $48.0 million, with nonperforming loans as a percentage of gross loans decreasing slightly to 0.52% compared to 0.54% at March 31, 2020. When compared to the year ago period, total nonperforming assets have increased by 1.3%. At June 30, 2020, delinquency as a percentage of loans was 0.24%, representing a decrease of nine basis points from the prior quarter. Please refer to appendix F for additional details regarding loans whose terms have been modified as a result of COVID-19.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss second quarter earnings at 10:00 a.m. Eastern Time on Friday, July 24, 2020. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10145222 and will be available through August 7, 2020. Additionally, a webcast replay will be available until July 24, 2021.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Continually recognized for its impressive financial performance and its outstanding culture for employees and customers alike, the bank is dedicated to giving back to the communities it serves through programs such as financial literacy. Rockland Trust offers a wide range of banking, investment, and insurance services.  The bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in Eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile and online banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit us at www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•
further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;

•	the length and extent of economic contraction as a result of the COVID-19 pandemic;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;

•	adverse changes or volatility in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	additional regulatory oversight and additional costs associated with the Company's increase in assets to over $10 billion;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;

•	increased competition in the Company’s market area;

•
adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the effect of laws and regulations regarding the financial services industry;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to , changes to how the Company accounts for credit losses;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, core net margin, tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, if applicable.  The Company’s management uses operating earnings and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its net interest margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	June 30 2020	March 31 2020	June 30 2019	Jun 2020 vs.	Jun 2020 vs.
				Mar 2020	Jun 2019
Assets
Cash and due from banks	$131,615	$125,638	$121,001	4.76%	8.77%
Interest-earning deposits with banks	974,105	345,739	73,013	181.75%	1,234.15%
Securities
Trading	2,541	2,247	1,939	13.08%	31.05%
Equities	20,810	19,439	20,807	7.05%	0.01%
Available for sale	420,517	437,296	393,148	(3.84)%	6.96%
Held to maturity	731,026	777,798	797,359	(6.01)%	(8.32)%
Total securities	1,174,894	1,236,780	1,213,253	(5.00)%	(3.16)%
Loans held for sale	45,395	43,756	123,557	3.75%	(63.26)%
Loans
Commercial and industrial	2,004,645	1,448,224	1,400,924	38.42%	43.09%
Commercial real estate	4,071,047	4,061,347	4,058,066	0.24%	0.32%
Commercial construction	537,788	527,138	491,598	2.02%	9.40%
Small business	170,288	177,820	173,927	(4.24)%	(2.09)%
Total commercial	6,783,768	6,214,529	6,124,515	9.16%	10.76%
Residential real estate	1,431,129	1,528,416	1,655,182	(6.37)%	(13.54)%
Home equity - first position	650,922	656,994	656,515	(0.92)%	(0.85)%
Home equity - subordinate positions	469,601	489,276	487,984	(4.02)%	(3.77)%
Total consumer real estate	2,551,652	2,674,686	2,799,681	(4.60)%	(8.86)%
Other consumer	24,228	27,215	26,591	(10.98)%	(8.89)%
Total loans	9,359,648	8,916,430	8,950,787	4.97%	4.57%
Less: allowance for credit losses	(112,176)	(92,376)	(65,960)	21.43%	70.07%
Net loans	9,247,472	8,824,054	8,884,827	4.80%	4.08%
Federal Home Loan Bank stock	15,090	23,274	26,085	(35.16)%	(42.15)%
Bank premises and equipment, net	122,172	121,873	123,374	0.25%	(0.97)%
Goodwill	506,206	506,206	504,562	—%	0.33%
Other intangible assets	25,996	27,466	33,334	(5.35)%	(22.01)%
Cash surrender value of life insurance policies	198,124	197,772	197,292	0.18%	0.42%
Other real estate owned	—	—	2,889	n/a	(100.00)%
Other assets	581,431	527,682	300,012	10.19%	93.80%
Total assets	$13,022,500	$11,980,240	$11,603,199	8.70%	12.23%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$3,694,559	$2,820,312	$2,738,420	31.00%	34.92%
Savings and interest checking accounts	3,896,024	3,428,546	3,196,639	13.63%	21.88%
Money market	2,034,021	1,897,632	1,927,797	7.19%	5.51%
Time certificates of deposit	1,092,217	1,269,708	1,445,059	(13.98)%	(24.42)%
Total deposits	10,716,821	9,416,198	9,307,915	13.81%	15.14%
Borrowings
Federal Home Loan Bank borrowings	145,770	358,591	277,671	(59.35)%	(47.50)%
Long-term borrowings, net	37,433	74,920	74,879	(50.04)%	(50.01)%
Junior subordinated debentures, net	62,850	62,849	62,847	—%	—%
Subordinated debentures, net	49,648	49,625	84,305	0.05%	(41.11)%
Total borrowings	295,701	545,985	499,702	(45.84)%	(40.82)%
Total deposits and borrowings	11,012,522	9,962,183	9,807,617	10.54%	12.29%
Other liabilities	338,286	338,401	159,579	(0.03)%	111.99%

Total liabilities	11,350,808	10,300,584	9,967,196	10.20%	13.88%
Stockholders' equity
Common stock	328	331	342	(0.91)%	(4.09)%
Additional paid in capital	942,685	962,513	1,029,594	(2.06)%	(8.44)%
Retained earnings	676,834	667,084	585,111	1.46%	15.68%
Accumulated other comprehensive income, net of tax	51,845	49,728	20,956	4.26%	147.40%
Total stockholders' equity	1,671,692	1,679,656	1,636,003	(0.47)%	2.18%
Total liabilities and stockholders' equity	$13,022,500	$11,980,240	$11,603,199	8.70%	12.23%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	June 30 2020	March 31 2020	June 30 2019	Jun 2020 vs.	Jun 2020 vs.
				Mar 2020	Jun 2019
Interest income
Interest on federal funds sold and short-term investments	$132	$160	$647	(17.50)%	(79.60)%
Interest and dividends on securities	7,840	7,966	8,534	(1.58)%	(8.13)%
Interest and fees on loans	91,634	99,022	112,923	(7.46)%	(18.85)%
Interest on loans held for sale	359	232	40	54.74%	797.50%
Total interest income	99,965	107,380	122,144	(6.91)%	(18.16)%
Interest expense
Interest on deposits	7,027	10,892	11,178	(35.48)%	(37.14)%
Interest on borrowings	1,840	2,184	4,947	(15.75)%	(62.81)%
Total interest expense	8,867	13,076	16,125	(32.19)%	(45.01)%
Net interest income	91,098	94,304	106,019	(3.40)%	(14.07)%
Provision for credit losses	20,000	25,000	1,000	(20.00)%	1,900.00%
Net interest income after provision for credit losses	71,098	69,304	105,019	2.59%	(32.30)%
Noninterest income
Deposit account fees	2,829	4,970	5,080	(43.08)%	(44.31)%
Interchange and ATM fees	5,214	4,896	5,794	6.50%	(10.01)%
Investment management	7,296	6,829	7,153	6.84%	2.00%
Mortgage banking income	5,005	861	3,410	481.30%	46.77%
Increase in cash surrender value of life insurance policies	1,312	1,276	1,296	2.82%	1.23%
Gain on life insurance benefits	335	357	—	(6.16)%	100.00%
Loan level derivative income	2,864	3,597	932	(20.38)%	207.30%
Other noninterest income	3,335	3,649	4,983	(8.61)%	(33.07)%
Total noninterest income	28,190	26,435	28,648	6.64%	(1.60)%
Noninterest expenses
Salaries and employee benefits	37,269	37,349	38,852	(0.21)%	(4.07)%
Occupancy and equipment expenses	9,273	9,317	8,424	(0.47)%	10.08%
Data processing and facilities management	1,459	1,658	2,042	(12.00)%	(28.55)%
FDIC assessment	503	—	778	100.00%	(35.35)%
Merger and acquisition expense	—	—	24,696	n/a	(100.00)%
Other noninterest expenses	18,103	18,516	18,240	(2.23)%	(0.75)%
Total noninterest expenses	66,607	66,840	93,032	(0.35)%	(28.40)%
Income before income taxes	32,681	28,899	40,635	13.09%	(19.57)%
Provision for income taxes	7,779	2,148	10,007	262.15%	(22.26)%
Net Income	$24,902	$26,751	$30,628	(6.91)%	(18.70)%

Weighted average common shares (basic)	32,944,761	34,184,431	34,313,492

Common share equivalents	28,098	36,827	41,878
Weighted average common shares (diluted)	32,972,859	34,221,258	34,355,370

Basic earnings per share	$0.76	$0.78	$0.89	(2.56)%	(14.61)%
Diluted earnings per share	$0.76	$0.78	$0.89	(2.56)%	(14.61)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$24,902	$26,751	$30,628
Noninterest expense components
Add - merger and acquisition expenses	—	—	24,696
Noncore increases to income before taxes	—	—	24,696
Net tax benefit associated with noncore items (1)	—	—	(6,560)
Total tax impact	—	—	(6,560)
Noncore increases to net income	—	—	18,136
Operating net income	$24,902	$26,751	$48,764	(6.91)%	(48.93)%

Diluted earnings per share, on an operating basis	$0.76	$0.78	$1.42	(2.56)%	(46.48)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.25%	3.74%	4.09%
Return on average assets GAAP (calculated by dividing net income by average assets)	0.79%	0.94%	1.06%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	0.79%	0.94%	1.69%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	5.97%	6.22%	7.59%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	5.97%	6.22%	12.09%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Six Months Ended
			% Change
	June 30 2020	June 30 2019	Jun 2020 vs.
			Jun 2019

Interest income
Interest on federal funds sold and short-term investments	$292	$1,073	(72.79)%
Interest and dividends on securities	15,806	16,012	(1.29)%
Interest and fees on loans	190,656	196,531	(2.99)%
Interest on loans held for sale	591	71	732.39%
Total interest income	207,345	213,687	(2.97)%
Interest expense
Interest on deposits	17,919	18,206	(1.58)%
Interest on borrowings	4,024	6,937	(41.99)%
Total interest expense	21,943	25,143	(12.73)%
Net interest income	185,402	188,544	(1.67)%
Provision for loan losses	45,000	2,000	2,150.00%
Net interest income after provision for loan losses	140,402	186,544	(24.74)%
Noninterest income
Deposit account fees	7,799	9,486	(17.78)%
Interchange and ATM fees	10,110	10,310	(1.94)%
Investment management	14,125	13,901	1.61%

Mortgage banking income	5,866	4,216	39.14%
Increase in cash surrender value of life insurance policies	2,588	2,268	14.11%
Gain on life insurance benefits	692	—	100.00%
Loan level derivative income	6,461	1,573	310.74%
Other noninterest income	6,984	8,427	(17.12)%
Total noninterest income	54,625	50,181	8.86%
Noninterest expenses
Salaries and employee benefits	74,618	71,969	3.68%
Occupancy and equipment expenses	18,590	15,554	19.52%
Data processing and facilities management	3,117	3,368	(7.45)%
FDIC assessment	503	1,394	(63.92)%
Merger and acquisition expense	—	25,728	(100.00)%
Other noninterest expenses	36,619	31,330	16.88%
Total noninterest expenses	133,447	149,343	(10.64)%
Income before income taxes	61,580	87,382	(29.53)%
Provision for income taxes	9,927	21,529	(53.89)%
Net Income	$51,653	$65,853	(21.56)%

Weighted average common shares (basic)	33,564,596	31,226,985
Common share equivalents	31,991	48,381
Weighted average common shares (diluted)	33,596,587	31,275,366

Basic earnings per share	$1.54	$2.11	(27.01)%
Diluted earnings per share	$1.54	$2.11	(27.01)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$51,653	$65,853
Noninterest expense components
Add - merger and acquisition expenses	—	25,728
Noncore increases to income before taxes	—	25,728
Net tax benefit associated with noncore items (1)	—	(6,758)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	650
Total tax impact	—	(6,108)
Noncore increases to net income	$—	$19,620
Operating net income	$51,653	$85,473	(39.57)%

Diluted earnings per share, on an operating basis	$1.54	$2.73	(43.59)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.48%	4.12%
Return on average assets GAAP (calculated by dividing net income by average assets)	0.86%	1.30%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	0.86%	1.69%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	6.10%	9.80%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	6.10%	12.72%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	June 30 2020	March 31 2020	June 30 2019
Nonperforming loans
Commercial & industrial loans	$20,736	$21,435	$24,895
Commercial real estate loans	6,313	4,949	833
Small business loans	619	450	168
Residential real estate loans	14,561	14,502	11,762
Home equity	6,437	6,571	7,514
Other consumer	148	133	122
Total nonperforming loans	48,814	48,040	45,294
Other real estate owned	—	—	2,889
Total nonperforming assets	$48,814	$48,040	$48,183

Nonperforming loans/gross loans	0.52%	0.54%	0.51%
Nonperforming assets/total assets	0.37%	0.40%	0.42%
Allowance for credit losses/nonperforming loans	229.80%	192.29%	145.63%
Allowance for credit losses/total loans	1.20%	1.04%	0.74%
Delinquent loans/total loans	0.24%	0.33%	0.24%

	Nonperforming Assets Reconciliation for the Three Months Ended
	June 30 2020	March 31 2020	June 30 2019

Nonperforming assets beginning balance	$48,040	$48,049	$43,331
New to nonperforming	8,215	6,515	4,801
Acquired loans	—	—	2,317
Loans charged-off	(710)	(734)	(472)
Loans paid-off	(2,210)	(5,079)	(3,289)
Loans restored to performing status	(4,529)	(561)	(1,266)
Acquired other real estate owned	—	—	2,818
Other	8	(150)	(57)
Nonperforming assets ending balance	$48,814	$48,040	$48,183

	Net Charge-Offs (Recoveries)
	Three Months Ended			Six Months Ended
	June 30 2020	March 31 2020	June 30 2019	June 30 2020	June 30 2019
Net charge-offs (recoveries)
Commercial and industrial loans	$(4)	$(42)	$—	$(46)	$(124)
Commercial real estate loans	—	—	(13)	—	(46)
Small business loans	33	106	29	139	147
Residential real estate loans	—	(1)	—	(1)	(1)
Home equity	(91)	80	53	(11)	100
Other consumer	262	241	111	503	257
Total net charge-offs	$200	$384	$180	$584	$333

Net charge-offs to average loans (annualized)	0.01%	0.02%	0.01%	0.01%	0.01%

	Troubled Debt Restructurings At
	June 30 2020	March 31 2020	June 30 2019
Troubled debt restructurings on accrual status	$17,741	$18,129	$22,423
Troubled debt restructurings on nonaccrual status	24,098	23,842	27,841
Total troubled debt restructurings	$41,839	$41,971	$50,264

BALANCE SHEET AND CAPITAL RATIOS
	June 30 2020	March 31 2020	June 30 2019
Gross loans/total deposits	87.34%	94.69%	96.16%
Common equity tier 1 capital ratio (1)	12.22%	11.95%	12.08%
Tier 1 leverage capital ratio (1)	9.57%	10.74%	10.45%
Common equity to assets ratio GAAP	12.84%	14.02%	14.10%
Tangible common equity to tangible assets ratio (2)	9.12%	10.01%	9.92%
Book value per share GAAP	$50.75	$50.50	$47.67
Tangible book value per share (2)	$34.59	$34.46	$32.00
(1) Estimated number for June 30, 2020.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$724,634	$132	0.07%	$72,552	$160	0.89%	$104,157	$647	2.49%
Securities
Securities - trading	2,393	—	—%	2,263	—	—%	1,894	—	—%
Securities - taxable investments	1,206,631	7,831	2.61%	1,189,965	7,957	2.69%	1,240,509	8,521	2.76%
Securities - nontaxable investments (1)	1,145	11	3.86%	1,237	12	3.90%	1,739	17	3.92%
Total securities	$1,210,169	$7,842	2.61%	$1,193,465	$7,969	2.69%	$1,244,142	$8,538	2.75%
Loans held for sale	50,613	359	2.85%	28,045	232	3.33%	15,710	40	1.02%
Loans
Commercial and industrial (1)	1,914,830	17,363	3.65%	1,403,199	16,940	4.86%	1,405,693	20,960	5.98%
Commercial real estate (1)	4,051,342	42,371	4.21%	4,012,125	45,851	4.60%	4,091,335	50,860	4.99%
Commercial construction	538,767	5,314	3.97%	555,741	6,901	4.99%	460,921	7,265	6.32%
Small business	174,438	2,388	5.51%	174,668	2,562	5.90%	166,440	2,610	6.29%
Total commercial	6,679,377	67,436	4.06%	6,145,733	72,254	4.73%	6,124,389	81,695	5.35%
Residential real estate	1,474,495	13,801	3.76%	1,560,839	14,619	3.77%	1,746,723	17,475	4.01%
Home equity	1,133,034	10,132	3.60%	1,136,931	11,827	4.18%	1,146,066	13,313	4.66%
Total consumer real estate	2,607,529	23,933	3.69%	2,697,770	26,446	3.94%	2,892,789	30,788	4.27%
Other consumer	24,971	500	8.05%	27,843	572	8.26%	29,413	683	9.31%
Total loans	$9,311,877	$91,869	3.97%	$8,871,346	$99,272	4.50%	$9,046,591	$113,166	5.02%
Total interest-earning assets	$11,297,293	$100,202	3.57%	$10,165,408	$107,633	4.26%	$10,410,600	$122,391	4.72%
Cash and due from banks	119,692			122,707			125,507
Federal Home Loan Bank stock	23,175			14,699			22,161
Other assets	1,287,620			1,166,775			1,041,346
Total assets	$12,727,780			$11,469,589			$11,599,614
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,679,729	$1,101	0.12%	$3,270,719	$1,934	0.24%	$3,205,512	$2,175	0.27%
Money market	1,972,986	1,377	0.28%	1,872,003	3,173	0.68%	1,975,900	4,440	0.90%
Time deposits	1,186,189	4,549	1.54%	1,346,890	5,785	1.73%	1,375,726	4,563	1.33%
Total interest-bearing deposits	$6,838,904	$7,027	0.41%	$6,489,612	$10,892	0.68%	$6,557,138	$11,178	0.68%
Borrowings
Federal Home Loan Bank borrowings	339,393	433	0.51%	131,225	528	1.62%	372,260	2,373	2.56%
Line of Credit	—	—	—%	—	—	—%	8,636	83	3.85%
Long-term borrowings	71,629	343	1.93%	74,912	561	3.01%	74,932	745	3.99%
Junior subordinated debentures	62,849	446	2.85%	62,849	478	3.06%	71,508	701	3.93%
Subordinated debentures	49,635	618	5.01%	49,612	617	5.00%	84,294	1,045	4.97%
Total borrowings	$523,506	$1,840	1.41%	$318,598	$2,184	2.76%	$611,630	$4,947	3.24%
Total interest-bearing liabilities	$7,362,410	$8,867	0.48%	$6,808,210	$13,076	0.77%	$7,168,768	$16,125	0.90%
Noninterest-bearing demand deposits	3,371,262			2,680,718			2,641,470
Other liabilities	315,979			251,469			171,703

Total liabilities	$11,049,651			$9,740,397			$9,981,941
Stockholders' equity	1,678,129			1,729,192			1,617,673
Total liabilities and stockholders' equity	$12,727,780			$11,469,589			$11,599,614

Net interest income		$91,335			$94,557			$106,266

Interest rate spread (2)			3.09%			3.49%			3.82%

Net interest margin (3)			3.25%			3.74%			4.09%

Supplemental Information
Total deposits, including demand deposits	$10,210,166	$7,027		$9,170,330	$10,892		$9,198,608	$11,178
Cost of total deposits			0.28%			0.48%			0.49%
Total funding liabilities, including demand deposits	$10,733,672	$8,867		$9,488,928	$13,076		$9,810,238	$16,125
Cost of total funding liabilities			0.33%			0.55%			0.66%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $237,000, $253,000, and $247,000 for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Six Months Ended
	June 30, 2020			June 30, 2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$398,593	$292	0.15%	$86,673	$1,073	2.50%
Securities
Securities - trading	2,328	—	—%	1,756	—	—%
Securities - taxable investments	1,198,298	15,788	2.65%	1,163,058	15,986	2.77%
Securities - nontaxable investments (1)	1,191	23	3.88%	1,738	34	3.94%
Total securities	$1,201,817	$15,811	2.65%	$1,166,552	$16,020	2.77%
Loans held for sale	39,329	591	3.02%	9,611	71	1.49%
Loans
Commercial and industrial (1)	1,659,014	34,303	4.16%	1,260,562	35,400	5.66%
Commercial real estate (1)	4,031,734	88,222	4.40%	3,668,191	90,090	4.95%
Commercial construction	547,254	12,215	4.49%	424,034	12,882	6.13%
Small business	174,553	4,950	5.70%	165,910	5,094	6.19%
Total commercial	6,412,555	139,690	4.38%	5,518,697	143,466	5.24%
Residential real estate	1,517,667	28,420	3.77%	1,339,099	27,022	4.07%
Home equity	1,134,983	21,959	3.89%	1,116,507	25,488	4.60%
Total consumer real estate	2,652,650	50,379	3.82%	2,455,606	52,510	4.31%
Other consumer	26,406	1,072	8.16%	22,787	996	8.81%
Total loans	$9,091,611	$191,141	4.23%	$7,997,090	$196,972	4.97%
Total interest-earning assets	$10,731,350	$207,835	3.89%	$9,259,926	$214,136	4.66%
Cash and due from banks	121,199			115,407
Federal Home Loan Bank stock	18,937			16,958
Other assets	1,227,199			830,474
Total assets	$12,098,685			$10,222,765
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,475,223	$3,035	0.18%	$3,049,430	$4,129	0.27%
Money market	1,922,495	4,550	0.48%	1,721,439	7,159	0.84%
Time deposits	1,266,540	10,334	1.64%	1,048,223	6,918	1.33%
Total interest-bearing deposits	$6,664,258	$17,919	0.54%	$5,819,092	$18,206	0.63%
Borrowings
Federal Home Loan Bank borrowings	235,309	961	0.82%	243,296	3,083	2.56%
Line of Credit	—	—	—%	5,446	104	3.85%
Long-term borrowings	73,271	904	2.48%	39,329	777	3.98%
Junior subordinated debentures	62,849	924	2.96%	72,393	1,385	3.86%
Subordinated debentures	49,623	1,235	5.00%	64,595	1,588	4.96%
Total borrowings	$421,052	$4,024	1.92%	$425,059	$6,937	3.29%
Total interest-bearing liabilities	$7,085,310	$21,943	0.62%	$6,244,151	$25,143	0.81%
Noninterest-bearing demand deposits	3,025,990			2,480,235
Other liabilities	283,724			142,856

Total liabilities	$10,395,024			$8,867,242
Stockholders' equity	1,703,661			1,355,523
Total liabilities and stockholders' equity	$12,098,685			$10,222,765

Net interest income		$185,892			$188,993

Interest rate spread (2)			3.27%			3.85%

Net interest margin (3)			3.48%			4.12%

Supplemental Information
Total deposits, including demand deposits	$9,690,248	$17,919		$8,299,327	$18,206
Cost of total deposits			0.37%			0.44%
Total funding liabilities, including demand deposits	$10,111,300	$21,943		$8,724,386	$25,143
Cost of total funding liabilities			0.44%			0.58%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $490,000 and $449,000 for the six months ended June 30, 2020 and 2019, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Capital Metrics

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	June 30 2020	March 31 2020	June 30 2019
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,671,692	$1,679,656	$1,636,003	(a)
Less: Goodwill and other intangibles	532,202	533,672	537,896
Tangible common equity	$1,139,490	$1,145,984	$1,098,107	(b)
Tangible assets
Assets (GAAP)	$13,022,500	$11,980,240	$11,603,199	(c)
Less: Goodwill and other intangibles	532,202	533,672	537,896
Tangible assets	$12,490,298	$11,446,568	$11,065,303	(d)

Common Shares	32,942,110	33,260,005	34,321,061	(e)

Common equity to assets ratio (GAAP)	12.84%	14.02%	14.10%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.12%	10.01%	9.92%	(b/d)
Book value per share (GAAP)	$50.75	$50.50	$47.67	(a/e)
Tangible book value per share (Non-GAAP)	$34.59	$34.46	$32.00	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30 2020	March 31 2020	June 30 2019	June 30 2020	June 30 2019
Net interest income (GAAP)	$91,098	$94,304	$106,019	$185,402	$188,544	(a)

Noninterest income (GAAP)	$28,190	$26,435	$28,648	$54,625	$50,181	(b)
Noninterest income on an operating basis (Non-GAAP)	$28,190	$26,435	$28,648	$54,625	$50,181	(c)

Noninterest expense (GAAP)	$66,607	$66,840	$93,032	$133,447	$149,343	(d)
Less:
Merger and acquisition expense	—	—	24,696	—	25,728
Noninterest expense on an operating basis (Non-GAAP)	$66,607	$66,840	$68,336	$133,447	$123,615	(e)

Total revenue (GAAP)	$119,288	$120,739	$134,667	$240,027	$238,725	(a+b)
Total operating revenue (Non-GAAP)	$119,288	$120,739	$134,667	$240,027	$238,725	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	23.63%	21.89%	21.27%	22.76%	21.02%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	23.63%	21.89%	21.27%	22.76%	21.02%	(c/(a+c))
Efficiency ratio (GAAP based)	55.84%	55.36%	69.08%	55.60%	62.56%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	55.84%	55.36%	50.74%	55.60%	51.78%	(e/(a+c))

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	2020						2019
	Q2			Q1			Q4
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported Total (GAAP)	$11,297,293	$91,335	3.25%	$10,165,408	$94,557	3.74%	$10,197,973	$100,249	3.90%
Adjustments
PPP Volume @ 1%	(581,351)	(1,474)	0.12%	—	—	—%	—	—	—%
PPP Fee amortization	—	(2,247)	(0.08)%	—	—	—%	—	—	—%
Cash Position (vs $100M)	(624,634)	(106)	0.19%	27,448	62	(0.01)%	827	1	—%
Adjusted Margin			3.48%			3.73%			3.90%
Acquired loan accretion		(1,660)	(0.06)%		(866)	(0.03)%		(3,422)	(0.13)%
CD fair value mark		(149)	(0.01)%		(210)	(0.01)%		(1,416)	(0.06)%
Core Margin (Non-GAAP)			3.41%			3.69%			3.71%

Core Margin Compression			(0.28)%			(0.02)%

Cash			(0.01)%			(0.01)%
Securities			—%			—%
Loans			(0.43)%			(0.07)%
Deposits			0.15%			0.05%
Borrowings			0.01%			0.01%
			(0.28)%			(0.02)%

APPENDIX D: Current Expected Credit Loss ("CECL")

The following table shows the allowance by category for the periods indicated:

	June 30 2020	March 31 2020	January 1 2020	December 31 2019
	CECL Methodology	CECL Methodology	CECL Methodology	Incurred Loss Methodology
	(Dollars in thousands)
Commercial and industrial	$25,662	$21,649	$15,659	$17,594
Commercial real estate	36,956	29,498	20,224	32,935
Commercial construction	4,501	3,747	2,401	6,053
Small business	4,561	3,829	2,241	1,746
Residential real estate	15,046	14,847	13,691	3,440
Home equity	24,860	17,910	12,907	5,576
Other consumer	590	896	637	396
Total allowance for credit losses	$112,176	$92,376	$67,760	$67,740

Total Loans (GAAP)	$9,359,648	$8,916,430	$8,873,639	$8,873,639
Total Loans, excluding PPP (Non-GAAP)	$8,566,665	$8,916,430	$8,873,639	$8,873,639

Allowance as a % of total loans (GAAP)	1.20%	1.04%	0.76%	0.76%
Allowance as a % of total loans, excluding PPP (Non-GAAP)	1.31%	1.04%	0.76%	0.76%

APPENDIX E: Commercial Loan Portfolio Characteristics

Commercial Industries Highly Impacted by COVID-19 Pandemic

While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, we continue to monitor daily the loan balances and the loan exposures for commercial loan categories we have deemed to be highly impacted by the pandemic (i.e., Accommodations, Food Services, Retail Trade, Health Care & Social Assistance, Other Services (except Public Administration), Arts, Entertainments & Recreation, Transportation & Warehousing, as well as Educational Services). We do not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

The table below provides total outstanding balances of commercial loans as of June 30, 2020 and March 31, 2020 within industries that are deemed to be highly impacted by the COVID-19 pandemic:

Highly Impacted COVID-19 Industries - Balances

	June 30, 2020 (1)	March 31, 2020
	(Dollars in thousands)

Accommodations	$414,723	$411,384
Food Services	164,467	155,415
Retail Trade	490,137	526,711
Health Care and Social Assistance	185,295	206,484
Other Services (except Public Administration)	153,009	160,159
Arts, Entertainment, and Recreation	96,640	88,202
Transportation and Warehousing	77,354	84,805
Educational Services	45,720	44,922
Total	$1,627,345	$1,678,082

(1)	June 30, 2020 amounts exclude balances of processed PPP loans.

Highly Impacted COVID-19 Industries - Details
	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Accommodations
Balance	$414,723	$411,384
Average borrower loan size	$4,083	$4,100
% secured by real estate	99.5%	98.0%
Weighted average loan to value	53.5%	54.8%
Other information:
– The accommodation portfolio consists of 71 properties representing a combination of flagged (61%) and non-flagged (39%) hotels, motels and inns.
– Approximately 90% of the balances outstanding are secured by properties located within New England states with the largest concentration in Massachusetts (60%).

Food Services
Balance	$164,467	$155,415
Average borrower loan size	$430	$388
% secured by real estate	59.8%	61.3%
Weighted average loan to value	49.9%	46.7%
Other information:
– The food services portfolio includes full-service restaurants (66%), limited service restaurants and fast food (32%), and other types of food service (caterers, bars, mobile food service 2%).

Retail Trade
Balance	$490,137	$526,711
Average borrower loan size	$473	$466
% secured by real estate	44.9%	43.1%
Weighted average loan to value	54.1%	54.0%
Other information:
– The retail trade portfolio consists broadly of food and beverage stores (40%), motor vehicle and parts dealers (26%), gasoline stations (14%), and all other retailers account for (20%).
– Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets.

Health Care and Social Assistance
Balance	$185,295	$206,484
Average borrower loan size	$641	$652
% secured by real estate	73.8%	69.7%
Weighted average loan to value	46.3%	46.9%
Other information:
– The healthcare portfolio consists of nursing and residential care facilities (38%), ambulatory care (29%), social assistance (20%) and hospitals (13%).

Other Services (except Public Administration)
Balance	$153,009	$160,159
Average borrower loan size	$261	$272
% secured by real estate	49.1%	49.1%
Weighted average loan to value	47.4%	46.5%
Other information:
–
The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (44%), repair and maintenance business (30%) and personal services, including car washes, beauty salons, laundry services, funeral homes, pet care and other types of services (26%).

Arts, Entertainment, and Recreation
Balance	$96,640	$88,202
Average borrower loan size	$764	$737
% secured by real estate	83.7%	82.8%
Weighted average loan to value	47.5%	44.0%
Other information:
–
Amusement, gambling and recreational industries make up a majority of this category (95%) and include amusement/theme parks, bowling centers, fitness centers, golf courses, marinas, and other recreational industries. Other industries including museums, performing arts, and spectator sports account for the remaining outstanding balances (5%).

Transportation and Warehousing
Balance	$77,354	$84,805
Average borrower loan size	$557	$611
% secured by real estate	61.9%	56.0%
Weighted average loan to value	53.0%	52.2%
Other information:
–
The transportation and warehousing portfolio consists of warehousing and storage (55%), transit, ground passenger transportation and truck transportation (36%) and other transportation related activities (9%).

Educational Services
Balance	$45,720	$44,922
Average borrower loan size	$623	$598
% secured by real estate	86.7%	89.5%
Weighted average loan to value	33.3%	31.8%
Other information:
–
The educational services portfolio consists of elementary and secondary schools (46%), colleges and universities (38%) and other types of for profit and not-for-profit educational and training schools (16%).

Other Commercial Loan Portfolio Characteristics

Average total loan size varies across the commercial portfolio with commercial real estate loans having an average size of $1.1 million, commercial and industrial loans have an average loan size of $137,000 and small business loans, which are all under $5.0 million, have an average loan size of $31,000. Additional details below are provided regarding loan sizes of the commercial real estate and commercial and industrial portfolios as of June 30, 2020:

Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,553,037	$858,009	$850,903	$346,886	$4,608,835
# of loans	4,072	121	61	14	4,268

Commercial and Industrial (Including PPP)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$1,481,196	$251,557	$228,032	$43,860	$2,004,645
# of loans	14,569	38	17	2	14,626

APPENDIX F: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Principal and Interest	Principal Only	Interest Only	Other	Total Deferrals	Total Portfolio	% Deferral
			(Dollars in thousands)
Commercial and industrial	$55,936	$33,502	$11,089	$24,127	$124,654	$2,004,645	6.2%
Commercial real estate (1)	564,942	231,722	43,862	43,263	883,789	4,608,835	19.2%
Business Banking	13,153	4,572	889	203	18,817	170,288	11.1%
Residential real estate	112,330	2,514	2,837	—	117,681	1,431,129	8.2%
Home equity	15,213	—	13,417	—	28,630	1,120,523	2.6%
Consumer	350	—	—	—	350	24,228	1.4%
Total active deferrals as of June 30, 2020	$761,924	$272,310	$72,094	$67,593	$1,173,921	$9,359,648	12.5%
(1) Balances include commercial construction deferrals.

•
In general, monthly payment deferrals (exclusive of escrow payments for taxes and/or insurance) have been granted for periods of up to three months for customers paying interest payments on interest only loans and lines of credit, or for customers paying principal & interest payments on amortizing loans.

•
In general, monthly principal payment deferrals, where the customer continues to pay make interest payments while deferring the principal amounts due, have been granted for periods of up to four to six months for some commercial and business banking customers.

•
Of all initial deferral modification requests, approximately 77% of customers, representing 73% of the dollars requested, have been granted deferrals for up to three monthly payments, while 23% of customers, representing 27% of the dollars requested, have been granted deferrals for up to four to six monthly payments.

•
To date, all subsequent requests granted for extensions beyond the initial deferral period have been for up to an additional three monthly payments, which is up to a total of six monthly payments when combined with the initial deferral period.

Deferrals by Industry
June 30, 2020
(Dollars in thousands)
Highly Impacted Industries
Accommodation	$255,833
Food Services	70,271
Retail Trade	49,579
Health Care and Social Assistance	44,724
Other Services (except Public Administration)	25,302
Arts, Entertainment, and Recreation	59,136
Transportation and Warehousing	32,358
Educational Services	2,226
Total Highly Impacted Industries	539,429

Other Industries
Real Estate and Leasing	425,339
Construction	17,292
All Other Industries	47,713
Total Other Industries	490,344

Consumer (residential, home equity and other)	144,148
Grand Total	$1,173,921

APPENDIX G: Paycheck Protection Program (PPP) Loans

The table below summarizes Rockland Trust's PPP loan activity processed through June 30, 2020:

	June 30, 2020
	Units	$
	(Dollars in thousands)
Processed	5,626	$792,983
Average Loan Size	n/a	141
Estimated Fees	n/a	26,181

PPP Activity by Industry
Highly Impacted Industries
Accommodation	80	$15,521
Food Services	469	65,467
Retail Trade	986	55,510
Health Care and Social Assistance	358	87,470
Other Services (except Public Administration)	505	32,389
Arts, Entertainment, and Recreation	134	8,650
Transportation and Warehousing	135	19,964
Educational Services	86	18,570
Total Highly Impacted Industries	2,753	$303,541

Other Industries
Construction	896	$199,272
Manufacturing	298	80,489
Professional, Scientific, and Technical Services	616	73,935
Administrative and Support and Waste Management and Remediation Services	313	45,552
Wholesale Trade	177	48,329
Real Estate and Leasing	265	19,309
All Other Industries	308	22,556
Total Other Industries	2,873	$489,442
Total	5,626	$792,983